☐ **Equitable Financial Life Insurance Company**
☐ **Equitable Financial Life Insurance Company of America**
Mailing address: PO Box 1047, Charlotte, NC 28201-1047

EQUITABLE

Section C – Individually Owned Policy/Business Insurance Questionnaire

Forming a Part of the Application for Life Insurance

Proposed Insured Name ______________________ Date of Birth (mm/dd/yyyy) ______________

Business Information

1. Type: ☐ Partnership ☐ Limited Liability Corporation ☐ Other ______________
2. Name of Business ______________
3. Nature/Purpose of Business ______________
4. Relationship to Proposed Insured ______________
5. How many years has the business been in operation ______________
6. Fair Market Value of Business $ ______________
7. Proposed Insured owns __________ % of the business listed above.
   a. Is there a Buy/Sell Agreement in place? ☐ Yes ☐ No
   b. Are all members of the business being similarly insured? ☐ Yes ☐ No
   If "No," please provide reason ______________
   If "Yes," provide details of business coverage issued or applied for on other members.

Name and Title	% of Business Owned	Amount In Force or Applied For

8. Has the business filed for bankruptcy and/or reorganization in the past 5 years? ☐ Yes ☐ No
   If "Yes," Chapter __________ *Date opened(mm/dd/yyyy)* ______________
   Date Closed(mm/dd/yyyy) ______________
9. Business/corporation Finances *(Complete chart below for the past 2 years)*

Year	Assets	Liabilities	Gross Sales	Net Profit
	$	$	$	$
	$	$	$	$

Business Insurance Purpose

10. ☐ Key Person ☐ Buy-Sell ☐ Deferred Comp ☐ Other ______________
    ☐ Loan Indemnification/Amount of Loan $ ______________
    Duration ______________
    Interest charged on loan ______________
    Collateral pledged to secure loan ______________

X04307_ICC
ICC19-BUS-App
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ICC19-BUS-App